UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ARCONIC INC.
(Name of Registrant as Specified in Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

LARRY A. LAWSON

CHRISTOPHER L. AYERS

ELMER L. DOTY

BERND F. KESSLER

PATRICE E. MERRIN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Elliott Associates, L.P. and Elliott International, L.P., together with the other participants in such proxy solicitation (collectively, “Elliott”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation (the “Company”).

Item 1: On March 27, 2017, Elliott issued the following letter to the Company’s shareholders:

March 23, 2017

Dear Fellow Arconic Shareholder:

You may by now have received a package of materials from the management of Arconic Inc. (“Arconic” or “the Company”) urging you to disregard the BLUE proxy card you received from us recently and vote a white proxy card instead. It is important to note that if you did sign and mail the white card, you can still vote using the BLUE proxy card today – only your most recent vote counts. And if you have already submitted a BLUE card, you do not have to take any further action – you should disregard any white proxy card you receive.

As you consider how to cast your vote, consider the following question: Who else is in your shoes?1 Is it the Company’s Board and management? Or is it your fellow shareholders?

Our firm, Elliott Management (“Elliott” or “we”), manages funds with a combined 13.2% economic interest in Arconic, making us the Company’s largest shareholder. As of this writing, five of Arconic’s largest shareholders, including Elliott, have come out publicly in support of a vote for management accountability and leadership change. The holdings of these shareholders amount to more than 20% of the Company, worth more than $2.5 billion. For better or worse, we have “put our money where our mouth is.”

In addition to those investors who have publicly voiced their support, many more of you have contacted us to express support privately, and thousands of additional investors have voted with their investment dollars: In the first ten trading days following our call for managerial change, Arconic shares rose 30%, making Arconic the best-performing stock in the S&P 500 over that time frame and demonstrating that the Company is worth more without Dr. Kleinfeld at the helm. We checked the record – this increase in Arconic’s stock price represents the single most positive reaction to the initiation of a proxy contest at any company in at least a decade.

By contrast, Arconic’s management owns very little of Arconic. The Board owns even less – just 0.06%. For both management and the Board, most of their shares were awarded as grants and not purchased on the open market. In fact, your CEO hasn’t bought a single share of stock with his own money since 2007 and he has sold the majority of shares he has been given, selling more than $50 million of stock over his tenure. It is likely of far greater importance to the CEO that he keep his high-paying job – for which he receives $15 to $20 million per year evidently regardless of performance – than it is to promote the long-term interests of the Company.

1 For supporting detail on this question, including graphs, charts and sources, please see enclosed booklet.

For questions or assistance, please contact Elliott's proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT - VOTE ONLY THE BLUE CARD

 For evidence that management’s incentives are not the same as yours, look no further than management’s attempt to use corporate assets – something of value to you – to secure a two-year voting commitment from the Company’s sixth-largest shareholder – something of no value to you whatsoever2 This vote-buying agreement was deliberately concealed (likely in violation of applicable law) from the Company’s shareholders for the better part of a year, and was only waived after we shined a light on it in a public letter to the Board.3 We have demanded more information about this arrangement, which we plan to share with you in the coming weeks.

For now, however, we would simply like to ask again for your support for the four independent, highly qualified directors that we have put forward for your consideration:

•	Christopher L. Ayers – Former Alcoan and experienced business executive, expert in specialty materials
•	Elmer L. Doty – Former CEO of Vaught Aircraft, over 40 years of leadership experience in heavy industry
•	Bernd F. Kessler – Former CEO of SR Technics, strong background in operational excellence
•	Patrice E. Merrin – Experienced business executive and board director, has led two CEO search processes

Arconic’s Board wants to give Dr. Kleinfeld “one more chance,” and its message to you in the meantime is simple: Wait. Trust us. This time will be different. Or, in the words of a noted columnist for Bloomberg, “We Alone Can Fix it.”4 But the Board has failed to produce a single persuasive excuse for Dr. Kleinfeld’s lengthy track record of poor performance against any relevant set of peer companies and over any relevant timespan. They have asked you to vote for the same leadership that has delivered nine years of dismal returns without offering any explanation for why you should expect the same leaders to produce different results.

If you are an Arconic employee, you shouldn’t have to wait any longer for competent leadership. If you are an Alcoa retiree, you shouldn’t have to wait any longer for acceptable returns on what may be a significant proportion of your retirement savings. And if you are a shareholder of Arconic because you believe, as we do, that the Company has the potential to produce world-class performance and outstanding shareholder returns if it is properly led, then you shouldn’t have to wait any longer for those benefits to begin accruing and compounding for the long term.

To that end, please disregard the white proxy card you may have received from the company and vote the BLUE card enclosed for the four highly qualified shareholder nominees. Together, let’s improve the Board and send a message that the time for change is now.

Thank you.

Elliott Management Corporation

2 “Elliott Demands Explanation from Arconic’s Board for Apparent Vote-Buying,” press release available at http://newarconic.com/content/uploads/2017/03/Elliott-Demands-Explanation-From-Board-Press-Release.pdf

3 “Elliott to Arconic’s Board: Waiver of Secret Voting Lock-Up Raises More Questions Than It Answers,” press release available at http://newarconic.com/content/uploads/2017/03/Elliott-Voting-Rights-Waiver-Release.pdf

4 See enclosed article, “Arconic’s ‘We Alone Can Fix It’ Message Falls Flat,” Brooke Sutherland, Bloomberg Gadfly, March 6, 2017

For questions or assistance, please contact Elliott's proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT - VOTE ONLY THE BLUE CARD

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”), together with the other participants in Elliott’s proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the 2017 annual meeting of shareholders (the “Annual Meeting”) of Arconic Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number 1-877-869-0171 or via email at info@okapipartners.com.

About Elliott

Elliott Management Corporation manages two multi-strategy hedge funds which combined have more than $32 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

IMPORTANT

Your vote is important, no matter how many or how few shares of Common Stock you own. Elliott urges you to sign, date, and return the enclosed BLUE proxy card today to vote FOR the election of the Nominees and in accordance with Elliott’s recommendations on the other proposals on the agenda for the 2017 Annual Meeting.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the WHITE management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our four Nominees only on our BLUE proxy card. So please make certain that the latest dated proxy card you return is the BLUE proxy card.

Okapi Partners is assisting Elliott with its effort to solicit proxies. If you have any questions or require assistance in authorizing a proxy or voting your shares of Common Stock, please contact:

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

(212) 297-0720

Call Toll-Free at: (877) 869-0171

E-mail: info@okapipartners.com

For questions or assistance, please contact Elliott's proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT - VOTE ONLY THE BLUE CARD

Item 2: On March 27, 2017, Elliott provided the following article to the Company’s shareholders:

Arconic’s ‘We Alone Can Fix It’ Message Falls Flat

By Brooke Sutherland

March 6, 2017 9:57 AM EST

Arconic Inc. is having a “we alone can fix it” moment.

The board of the $12 billion aluminum-parts maker, under pressure from activist investor Elliott Management Corp. to fire CEO Klaus Kleinfeld, published a letter last Thursday arguing among other things that it’s “uniquely positioned” to make the call on his employment and the company’s strategic direction. It dismissed Elliott’s complaints about lagging margins, misguided capital allocation, underwhelming shareholder returns and out-of-date corporate governance policies as a ploy to enact the “preferences of a hedge fund with no experience operating Arconic’s business or navigating the challenges that Arconic has faced.” Um… what?

First of all, I don’t even know what the board means when it says in the letter that Elliott’s campaign “is not really about changing Arconic’s board composition, governance or strategic plan.” That’s exactly what Elliott is asking for. Implying something else is at play here makes little sense; if Elliott wanted to come in and just make the stock pop, it could have easily sold already. You can debate whether activist investors succeed in creating value over the long term for other holders (a 2014 Bloomberg News study found they do, on average), but most, especially those of Elliott’s size and reputation, at the very least have that goal.

More Pump than Dump

If this was a short-term investment strategy, Elliott might have wanted to sell when the shares hit a record

Arconic also accuses Elliott of trying to exert “undue influence” over the company’s board and leadership. It’s a fair question because Elliott has already chosen three of the board’s directors as part of an agreement with the company’s Alcoa predecessor. Does it really deserve the five seats it’s now seeking? On the other hand, most of Elliott’s criticisms have been leveled at Kleinfeld and its concerns about the board have had a lot to do with its failure to remove him so the board revamp seems to be more of a means to an end than a goal in and of itself.

To say that Elliott is trying to get other investors to defer to its “preferences” also ignores the fact other large holders have rallied around the activist’s call for a management shakeup. Those investors aren’t short-term hedge-funders; First Pacific Advisors, for example, emphasizes value investing and built up a sizable stake in Alcoa Inc. in 2013, according to data compiled by Bloomberg, years before the company separated the Arconic aluminum-parts business from the Alcoa Corp. mining and smelting operations. It’s now among those calling for governance changes and speaking out against a board it sees as largely not economically aligned with shareholders because of its small collective stake in the company. Shouldn’t First Pacific Advisors’ “preferences” count for something?

“Preferences”

Analysts have increased their estimates for Arconic’s 2018 profits since Elliott started pushing for change

Attempting to play up the board’s objectivity seems to have backfired for Arconic. Investors like Elliott and First Pacific have skin in the game so it’s sort of their job to be biased in favor of things that make the share price go up. Orbis Investment Management Ltd., another big and long-standing holder, seemed to take specific issue with this. Per a letter issued on Friday, ‘‘independent members of this board, who own less than 0.1% of outstanding shares, continue to disregard the overwhelming publicly-expressed desire for leadership change from the company’s largest long-term owners.” You set yourself up for that one, Arconic.

Show-Off

Even after the surge in Arconic’s shares amid Elliott’s campaign, Alcoa has still outperformed its sister

Elliott’s “preferences” must be somewhat valid considering that Arconic has just decided to propose some of the activist investor’s requested changes for itself. The company submitted a kitchen sink of corporate governance updates last week for shareholders to vote on including declassifying its board structure so that all directors are elected annually and eliminating a super-majority voting threshold now required to amend its bylaws. It will also establish a special committee to review M&A and capital expenditures and make changes to its executive compensation structure. If Arconic’s board is so “uniquely positioned” to steer the company in the right direction, why did it wait until after Elliott raised some of these issues to do something about them? Alcoa seems to have found the time to improve its corporate governance following the split in November.

Maybe there’s something to these shareholder “preferences” after all.

Item 3: On March 27, 2017, Elliott issued certain materials to the Company’s shareholders, copies of which are attached hereto as Exhibit 1.

Item 4: On March 27, 2017, Elliott issued the following press release, which includes the full text of a letter issued to the Company’s Board of Directors and was also posted by Elliott to www.NewArconic.com:

Media Contact:

Stephen Spruiell
Elliott Management Corporation
(212) 478-2017
sspruiell@elliottmgmt.com

Elliott to Arconic: Stonewalling on Vote-Buying Deal Raises Questions about What the Company is Trying to Hide

Sends Letters to Board, Management in Response to Company’s Refusal to Comply with Information Request

Shareholders Deserve Answers

NEW YORK (March 27, 2017) – Elliott Management Corporation (“Elliott”), which manages funds that collectively beneficially own a 13.2% economic interest in Arconic Inc. (NYSE: ARNC) (“Arconic” or the “Company”), today sent a letter to Arconic’s Board asking the question that has become unavoidable in light of the Company’s stonewalling: What is the Company trying to hide?

The letter comes after Elliott received news from the Company late last week that it would refuse to comply with Elliott’s Books and Records request for information relating to a recently revealed vote-buying agreement struck with Arconic’s sixth-largest shareholder last August.

The letter to the Board, and an accompanying letter to the Company’s chief legal officer, called on the Board and manangement to come clean about who was responsible for the deal, whether the Board knew about it, and how much shareholder value was used to obtain the now-waived voting agreement. Answers to these questions about the vote-buying deal have a direct bearing on one of the primary questions before shareholders this May 16th – whether Arconic would benefit from leadership change.

Elliott’s previous letters on this matter can be viewed at NewArconic.com.

The full text of the letter follows:

March 27, 2017

Board of Directors

Arconic Inc.

390 Park Avenue

New York, NY 10022-4608

Dear Independent Directors of Arconic Inc. (“Arconic” or the “Company”):

Last Thursday, we received a letter from Arconic’s chief legal officer refusing our request for more information about the vote-buying agreement Arconic entered into last August (the “Secret August Voting Lock-Up”).

Among the Company’s stated reasons for refusal were:1

•	The Company’s waiver of the voting commitment renders requests for further information moot; and

•	Elliott’s purpose for the request – to enable full and transparent communication on this matter with Arconic shareholders in advance of the upcoming Annual Meeting – is “improper,” in part because “Elliott’s serial press releases here suggest that it already has all the information it needs to communicate with other shareholders about this issue.”

The Company’s stonewalling illustrates a continued and apparently profound disconnect between the mindset of Arconic’s management and Board and the reality of this serious matter. Far from rendering shareholder concerns moot, the eleventh-hour waiver of the Secret August Voting Lock-Up is tantamount to an admission of what everyone already knows: The conduct was wrong.

Based on the available facts, right now we know the following:

•	A management team duty-bound to act in the interests of the Company’s shareholders disregarded that responsibility and chose to trade company assets for personal gain; and

•	The Board, having the same duties, failed to stop them, either deliberately or because it was bypassed and mislead.

Unfortunately, while the waiver of the voting commitment addresses some of the damage inflicted on the Company’s shareholders by the Secret August Voting Lock-Up, it hardly resolves the matter. The Company assets which were traded to the Seller in exchange for the lock-up are now gone forever. Further, and perhaps most importantly, it is now clear that there are one or more unethical individuals within the Company’s management team – individuals who not only engaged in a self-serving and apparently illegal transaction, but appear to have engaged in an illegal cover-up to boot. Those individuals must be identified and dismissed.

Thus, the sudden waiver merely reinforces the need for an answer to the following question above all others: WHO was responsible for the vote-buying? And more specifically, what was Dr. Kleinfeld’s involvement?

In referencing Elliott’s public communications on this matter, the Company seems to be willfully ignoring the fact that our letters to date have primarily consisted of demands for needed answers to critical unanswered questions that have a direct bearing on one of the primary questions before shareholders this May 16th – whether Arconic would benefit from leadership change.

1 A comprehensive rebuttal of the Company’s excuses for rejecting Elliott’s demand is appended to this letter as an attachment.

It is the answers to these questions, not the questions themselves, that we are seeking to make transparent to all shareholders with our request. Arconic’s shareholders deserve no less.

Unfortunately, the Company, having already concealed the Secret August Voting Lock-Up from shareholders for the better part of a year, seems determined to continue to conceal vital information about this transaction, giving rise to an important further question: What are management and the Board trying to hide?

Questions That Arconic’s Management and Board Have Refused to Answer

We call upon Arconic’s Board to stop withholding the answers to highly relevant questions from the Company’s shareholders.

Answers are needed to key questions relating to management’s conduct and judgment:

•	Which members of Arconic’s management team were responsible for devising and/or authorizing the Secret August Voting Lock-Up; which members were responsible for the decision to hide the agreement from shareholders for seven months; and which members are responsible for the Company’s decision to continue concealing vital information about the agreement in the face of a reasonable shareholder request for transparency?

•	Why was the Secret August Voting Lock-Up hidden from Arconic stockholders for seven months and not disclosed until the filing of the Company’s Definitive Proxy Statement and only after the record date for the 2017 Annual Shareholders Meeting?

•	Why did the Company’s management (and/or the Board) seek shareholder voting commitments relating to corporate governance matters as currency in the resolution of a working capital dispute?

•	As studies have established that voting lock-ups have substantial economic value, the question must be asked: How many dollars otherwise obtainable in connection with the resolution of the dispute did the Company forgo in electing instead to receive a lock-up?[2]

•	Can the Company certify that there are no other such or similar voting lock-ups in place that have yet to be disclosed?

As well as key questions pertaining to the Board’s awareness and judgment:

•	Was the Board aware of the Secret August Voting Lock-Up at the time it was entered into?

2 Cox, Steve R. and Dianne M. Roden, 2002. ?The Source of Value of Voting Rights and Related Dividend Promises,? Journal of Corporate Finance, 8, 337?351; Megginson, William L., 1990. ?Restricted Voting Stock, Acquisition Premiums, and the Market Value of Corporate Control,? The Financial Review, 25, 175-198; Zingales, Luigi, ?What Determines the Value of Corporate Vote?? Quarterly Journal of Economics, 110, 1047-1073.

•	If the Board did not know of this material agreement at the time, when did the Board find out?
•	Did the Board approve of the agreement?

•	Does the Board believe Arconic’s management and/or its Board should be able to use corporate assets to purchase votes? If so, how much of the shareholders’ funds is management and/or the Board permitted to use to purchase votes?

Why the Company’s Refusal to Answer These Questions Matters

Arconic’s shareholders have every right to obtain answers to these questions, not only because they speak to management’s judgment and fitness to continue leading the Company, but also because the Secret August Voting Lock-Up is symptomatic of a long and larger pattern of poor decision-making under the aegis of Arconic’s CEO. It may also be reflective of a history of improper corporate conduct that has dogged Dr. Kleinfeld.

We have provided many examples illustrating this pattern in our previous letters and communications, and we will not recapitulate them all here. However, in the context of management’s decision to use potentially valuable claims against the seller of Firth Rixson to obtain a voting commitment to protect their salaries and positions, one example worth revisiting is management’s failure to properly diligence the 2014 acquisition in the first place.

Firth Rixson was acquired for $3 billion in late 2014, more than 22x current earnings before interest, taxes, depreciation and amortization (EBITDA). When pressed on how to justify the multiple paid for Firth Rixson, Dr. Kleinfeld told shareholders “You won't understand how the multiple here has to be calculated… .” When asked if there was an auction process at Firth Rixson, Dr. Kleinfeld responded “I mean, in the end, it doesn't really matter. This is a transformational transaction.” Dr. Kleinfeld promised that it would generate $1.57 billion of revenue and $350 million of EBITDA in 2016.

In reality, Firth Rixson actually generated $925 million in revenue and $136 million in EBITDA in 2016 – a staggering 41% and 61% less than promised, respectively. In the wake of this astonishing underperformance, it appears that Arconic approached the seller of Firth Rixson in 2016 with claims that were potentially very valuable, and for which the Company appears to have received a $20 million working-capital adjustment and a now-waived two-year voting lock-up.

We have asked for more information about this transaction because shareholders unquestionably deserve to know precisely what Arconic gave up in exchange for the Secret August Voting Lock-up. How much better of a deal for shareholders could management have gotten on the “working capital adjustment” if, instead of demanding an illicit voting deal, it had instead demanded better financial terms? Said differently, after destroying a massive amount of shareholder value by failing to properly diligence the Firth Rixson acquisition in the first place, how much additional value did management squander through its surrender of claims against the seller in an illicit effort to entrench itself and the members of the Board who now protect it?

Was the Board Involved?

When we first learned of the Secret August Voting Lock-Up, we found it impossible to believe that the Board could have known about or approved of the agreement at the time. Now, given that the Board has refused to provide an answer to the questions of what and when it knew about the agreement, we are beginning to wonder whether certain members were in fact aware of – or even approved – the transaction.

Our suspicions were heightened by the Company’s response to our books and records request, which, while refusing to provide any meaningful responsive information, nevertheless offered to share on a limited and confidential basis “minutes of meetings of the Company’s Board of Directors concerning the board’s consideration and approval of … the August 2016 agreements.”

If this passage refers to a meeting at which the Board reviewed, considered and approved of the Secret August Voting Lock-Up, then these minutes must immediately be made publicly available, not on a confidential basis or just to one shareholder, but to all shareholders. Whether some or all of the Board were involved in this improper transaction is a crucial piece of information that has direct bearing on a decision that all Arconic shareholders have to make in the next 60 days. Withholding this information is not only contrary to important principles of good corporate governance, but could even threaten the integrity of the upcoming vote. This is especially true because of the manner in which the Board has sought to interpose itself in this contest. The urgency of this matter cannot be overstated, as further stonewalling will be appropriately perceived as an attempt by the Company to delay a damaging disclosure until after the upcoming vote.

Until such time as the Board is prepared to act, the burden must regrettably fall to shareholders to hold management accountable. To properly do so, shareholders must be provided with all of the relevant facts about the Secret August Voting Lock-Up. If the Company will not promptly provide this information voluntarily, then we will pursue other means of bringing the details of this illicit secret deal into the light.

The common sense and underlying merit of our request for an explanation is crystal clear: If, as the Company appears to believe, nothing improper happened regarding the Secret August Voting Lock-Up, then full disclosure should be easy and in everyone’s interest, management and Board included. If, however, as seems clear, there was improper conduct, then disclosure is also required and is in the interests of shareholders and all members of management and the Board who want the Company to meet the standards of integrity that it must meet.

The stonewalling and cover-up, to which the Board is now making itself a party, must end.

Sincerely,

Dave Miller

Senior Portfolio Manager

March 27, 2017

VIA ELECTRONIC MAIL

Ms. Kate Ramundo

Chief Legal Officer and Corporate Secretary

Arconic Inc.

390 Park Avenue

New York, NY 10022-4608

Re:	Elliott’s March 16, 2017 Demand to Inspect Books and Records

Dear Ms. Ramundo:

I am writing on behalf of Elliott Associates, L.P. and Elliott International, L.P. (collectively “Elliott”), a registered and beneficial owner of 1,100 shares of common stock of Arconic, Inc. (“Arconic” or the “Company”). On March 16, 2017, Elliott properly exercised its rights as a shareholder pursuant to Section 1508 of the Business Corporation Law of the Commonwealth of Pennsylvania and demanded that Arconic produce several categories of documents concerning the Company’s acquisition of Firth Rixson and a subsequent settlement that included a patently improper agreement to lock up the vote of approximately 8.7 million shares of Arconic common stock in exchange for releases of potential claims against Firth Rixson’s former owner (the “Secret August Voting Lock Up”). We are now in receipt of your response to Elliott’s demand. Consistent with the Company’s pattern of wanton disregard for the interests of its shareholders, the Company’s response gives short shrift to Elliott’s legitimate demand and instead promises to produce only certain limited categories of board minutes. The Company’s formulaic rejection of a legitimate demand to permit the inspection of documents related to this deeply troubling breach of fundamental principles of corporate governance is wholly unacceptable and finds no basis in law or fact.

Elliott was compelled to send its March 16, 2017 Demand Letter, among other reasons, because of the Company’s failure to timely disclose the Secret August Voting Lock Up and subsequent attempts to obfuscate the genesis of that agreement and related “resolution” of the disputes concerning the Firth Rixson acquisition. Without meaningful information about the circumstances surrounding such a highly suspect vote-buying agreement, it is impossible for the Company’s shareholders to appropriately assess the judgment and fitness of those in management who negotiated the Voting Arrangement and those on the Board who may have supported and approved its execution. As Elliott explained in its Demand Letter, if Arconic is not willing to be forthcoming with its own shareholders about corporate decisions, including the improper use of corporate assets, it is left to shareholders like Elliott to demand that information on behalf of all shareholders. The fact that shareholders are being asked to vote in less than 60 days on director nominees who may have participated in the questionable conduct makes this an issue of particular importance and urgency.

Instead of coming clean and providing the circumscribed categories of information requested, the Company appears to have doubled down on its insistence that the shareholders have no right to know more about these questionable transactions. The March 23 Response is long on accusations and insults and short on credible facts showing why the Company is unable or unwilling to provide the information. The Company’s reaction begs the question: what does management have to hide?

Nor do any of the Company’s purported legal justification for rejecting the Demand hold water. The fact that the Board has now waived the Secret August Voting Lock Up for purposes of the 2017 Annual Meeting (only after having been called to justify it in Elliott’s March 16 letter) does not render Elliott’s Demand “moot.” To the contrary, the sudden and unexplained waiver suggests that the Board, when it became aware of the lock up, plainly recognized its illegality—especially given Dr. Kleinfeld’s fact-free March 19 letter to Arconic’s employees claiming that the lock up was somehow proper. Even if the Company will not enforce the terms of the voting lock up against the Seller, that doesn’t change the fact that the Company used corporate assets to enter into a lockup agreement that may very well constitute illegal vote tampering, and that it appears to have done so for the sole purpose of entrenching current management. The Company’s shareholders have every right to obtain additional facts so they can evaluate whether the Company properly managed the Firth Rixson Acquisition, its related settlement, including the Secret August Voting Lock Up, and its disclosure obligations. Those are serious questions that have not disappeared simply because the Company has conveniently decided to no longer insist that the millions of shares be voted, automatically, in the Board’s favor.

Seeking information for purposes of waging a proxy fight is not, as Arconic suggests, and “abuse” of a books and records inspection. To the contrary, courts have long held that the use of documents in a proxy contest constitutes a “proper purpose” for a books and records demand. See, e.g., Gen. Time Corp. v. Talley Indus., Inc., 240 A.2d 755, 756 (Del. 1968) (“There can be no question but that the desire to solicit proxies for a slate of directors in opposition to management is . . . directly related to stockholder status and, as such, proper.”); Hirschfeld v. Emery Air Freight Corp., 1988 WL 36131, at *2 (Del. Ch. Apr. 22, 1988) (holding that “[a] proxy contest is a proper purpose” for making a Section 220 demand). Arconic’s sole authority, Highland Select Equity Fund, L.P. v. Motient Corp., 906 A.2d 156, 164 (Del. Ch. 2006), does not suggest otherwise. The denial of relief in Highland was based on “a remarkable confluence of events that amount[ed] to an abuse of the [books and records] process,” including the overbreadth of the demand (which initially “span[ned] 25 single-spaced pages and include[d] 47 categories”) and the shareholder’s refusal to meaningfully narrow its requests, the approximately 9-month delay in seeking books and records from the company, and the shareholder’s tactical attempts to evade its discovery obligations. Highland, 906 A.2d at 157, 166-67. In short, nothing in the present circumstances is even remotely similar to Highland.

Arconic also claims that Elliott’s demand is per se improper because Elliott intends to use the records requested to communicate with shareholders and those records may be subject to confidentiality demands. Arconic, however, misreads the only case it cites in support of this argument. In Disney v. Walt Disney Co., 857 A.2d 444, 450 (Del. Ch. 2004), the court confronted a request to limit the scope of the corporation’s confidentiality designations on information that had already been produced to shareholders in response to a books and records demand. 857 A.2d at 445. While Disney circumscribes a shareholder’s right to disclose non-public information in violation of a confidentiality agreement with the corporation, the decision in no way sanctions hiding behind supposed “confidentiality” concerns as a basis to reject the production of information to the shareholder in the first instance. That is especially so given that the Company and Elliott are already party to a confidentiality agreement that permits Elliott to use the records at issue “in connection with the solicitation of proxies from the Company’s shareholders” regarding the election of director candidates at the 2017 Annual Meeting.

Arconic is also incorrect when it argues that the Demand Letter is “overboard.” More specifically, Arconic cites Lewis v. Pa. Bar Ass'n, 701 A.2d 551, 554 (Pa. 1997) for the proposition that Elliott is not entitled to drafts of the August 2016 settlement agreements.  Lewis is inapposite for a number of reasons, not least that it does not address Section 1508 of the PBCL.  Moreover, the offhand suggestion in Lewis that the PBCL’s requirement that shareholders be permitted access to “records of [corporate] proceedings” “could,” in certain circumstances, exclude drafts, is hardly a definitive rule that permits Arconic to unilaterally refuse to comply with Elliott’s demand. Pennsylvania law provides shareholders with a broad right of inspection which encompasses, among other things, any records pertaining to company contracts for the sale or purchase of assets.  Ginsburg v. Redmond Finishing Co., Inc., 8 Pa. D. & C.3d 756, (Pa.Com. Pl. 1978).  Drafts of the August 2016 settlement, which required the use of company assets, fall plainly within that definition. Likewise, Arconic is incorrect when it contends that the Demand is improper because it asks for the “embedded metadata” related to the draft 2016 settlement agreements. Even in Delaware, it is well-settled that “books and records” include electronically stored information (“ESI”).  See, e.g., Wal-Mart Stores, Inc. v. Indiana Elec. Workers Pension Trust Fund IBEW, 95 A.3d 1264, 1274 (Del. 2014); Dobler v. Montgomery Cellular Holding Co., Inc., No. Civ. A. 18105 NC, 2001 WL 1334182, at *5-7 (Del. Ch. Oct. 19, 2001).  Pennsylvania courts have recognized that “metadata is inseparable from Electronic Stored Information (ESI), and, being a conjoined part of ESI documents, metadata must be disclosed along with an ESI document.”  Paint Tp. v. Clark, 109 A.3d 796, 804 (Pa. Commw. Ct. 2015); see also Romero v. Allstate Ins. Co., 271 F.R.D. 96, 105-09 (E.D. Pa. 2010) (granting plaintiffs’ motion to compel production of ESI and associated metadata, and explaining: “[m]etadata will provide Plaintiffs with crucial information and permit them to engage in a more effective and meaningful search and use of Defendants’ extensive documentation.”).

Arconic is obligated to promptly produce the records detailed in Elliott’s Demand Letter. Elliott expects the Company to do so promptly. If the Company continues to delay and obstruct, Elliott will look to enforce its rights for the benefit of all of the Company's shareholders, including in court

Very truly yours,

Martin L. Seidel

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”), together with the other participants in Elliott’s proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the 2017 annual meeting of shareholders (the “Annual Meeting”) of Arconic Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number 1-877-869-0171 or via email at info@okapipartners.com.

About Elliott

Elliott Management Corporation manages two multi-strategy hedge funds which combined have more than $32 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

Item 5: On March 27, 2017, the following materials were posted by Elliott to www.NewArconic.com:

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BREAKING NEWS:

Elliott Sends Letter to Arconic Board in Response to Company's Refusal to Comply with Information Request

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Arconic operates a world-class collection of assets that if managed properly, with prudent reinvestment of capital, should produce substantial returns for its shareholder owners. However, current management's persistent failure at these tasks for nearly a decade has destroyed considerable shareholder value. We believe a change of leadership is required to improve performance at Arconic today.

Alcoa TSR vs. Peers and S&P 500 During CEO Tenure
Alcoa has underperformed its peer group by 156% and the S&P 500 by 150%
PEER MEDIAN
S&P 500 INDEX
ALCOA UNDER KLAUS KLEINFELD
+87
+82
-69
2008
2009
2010
2011
2012
2013
2014
2015
2016

TSR Under Klaus Kleinfeld vs. Company Selected Peers
Alcoa Cumulative TSR Relative to Each Peer Median and S&P 500 under Klaus Kleinfeld
1-YEAR
2-YEAR
3-YEAR
4-YEAR
5-YEAR
6-YEAR
7-YEAR
8-YEAR
SINCE CEO
VS PROXY PEERS
VS INDUSTRIAL COMPANIES PEERS
VS MATERIALS COMPANIES PEERS
VS ALUMINUM PEERS
VS S&P 500

TSR: 5/1/2008-10/31/2016. Company Selected 2016 Proxy Peers: DU PONT (E.I.) DE NEMOURS, DOW CHEMICAL CO/THE, FREEPORT-MCMORAN INC, HUNTSMAN CORP, INTERNATIONAL PAPER CO, LYONDELLBASELL INDU-CL A, PPG INDUSTRIES INC, NEWMONT MINING CORP, NUCOR CORP, UNITED STATES STEEL CORP, 3M CO, CUMMINS INC, DANAHER CORP, DEERE & CO, EATON CORP PLC, EMERSON ELECTRIC CO, GENERAL DYNAMICS CORP, L-3 COMMUNICATIONS HOLDINGS, NORTHROP GRUMMAN CORP, RAYTHEON COMPANY.

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